UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2022

MINIM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37649	04-2621506
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 Elm Street

Manchester, NH 03101

(Address of principal executive offices, including zip code)

(833) 966-4646

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, $.01 par value per share	MINM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On March 2, 2022 (the “Effective Date”), Minim, Inc. (the “Company”) entered into an amended employment agreement with John Lauten, the Company’s Chief Operating Officer, in an effort to standardize his employment agreement to be consistent with other executives of the Company (the “New Employment Agreement”). Any prior agreements or understandings with respect to Mr. Lauten’s employment by the Company are cancelled as of the Effective Date; however, except as otherwise provided in the New Employment Agreement, all restricted stock units and other long-term incentive awards granted to Mr. Lauten prior to the Effective Date, benefit plans in which Mr. Lauten is eligible for participation, the severance agreement, dated October 21, 2021 and any Company policies to which Mr. Lauten is subject shall continue in effect in accordance with their respective terms and shall not be modified, amended or cancelled by the New Employment Agreement. Except for the items set forth below, the New Employment Agreement is essentially identical in terms to Mr. Lauten’s previous employment agreement, dated November 1, 2019: (1) Mr. Lauten’s base compensation shall be increased to $218,000 from $201,240, effective January 1, 2022, (2) Consistent with other Company executives, Mr. Lauten will no longer be entitled to a stipend for living expenses or reimbursement of expenses for personal trips as contemplated in his previous employment agreement, (3) Mr. Lauten shall be eligible to receive an annual incentive bonus of up to $75,000 based on work product and attainment of specific goals as reflected by overall Company financial performance weighted as follows: 20% for the first fiscal quarter performance, 20% for the second fiscal quarter performance, 20% for the third fiscal quarter performance and 40% for annual fiscal year performance and (4) Mr. Lauten shall be eligible to be considered for an annual restricted stock award grant subject to the discretion of the compensation committee of the Board of Directors of the Company.

On March 2, 2022, the Company entered into an amendment of the Company’s employment agreement with Graham Chynoweth, the Company’s Chief Executive Officer (the “CEO”), in an effort to standardize and align the CEO’s employment agreement to be consistent with other executives of the Company (the “EA Amendment,” and together with the previous employment agreement, dated May 22, 2019 and the subsequent amendment thereto dated December 4, 2020, the “Amended Employment Agreement”). This alignment included adding certain terms contained in the standard form of employment agreement for executives to the Amended Employment Agreement, including a non-disparagement clause and aligning the definition of good reason. The Amended Employment Agreement also contemplates that the CEO will enter into and be entitled to receive the rights, obligations and benefits of the Company’s standard severance agreement for executive-level employees. All other terms of the CEO’s Amended Employment Agreement will remain in effect.

On March 2, 2022, as contemplated by the Amended Employment Agreement, the Company entered into the Company’s standard severance agreement for executive-level employees with the CEO that supplements his existing Amended Employment Agreement. The severance agreement provides the CEO the right to receive certain compensatory benefits upon specified circumstances in the event of a separation of employment from the Company. The severance agreement provides that the CEO will receive six months’ of continued base salary and certain insurance premiums to be paid upon any termination of employment without Good Cause or for Good Reason (as defined therein). If the CEO’s employment is terminated without Good Cause or for Good Reason within three months prior to or twelve months after a Change of Control (as defined therein), the CEO will receive a lump sum of twelve months’ base salary and certain insurance premiums, and a pro-rated annual bonus. Mr. Chynoweth’s current annual base compensation is $250,000. The agreement further provides that the CEO’s outstanding and unvested equity subject to time-based vesting will be accelerated and deemed fully vested.

The foregoing descriptions of the New Employment Agreement and EA Amendment are qualified in their entirety by reference to the full text of the agreements, which are included as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K. The foregoing description of the severance agreement is qualified in its entirety by reference to the severance agreement form, which is included as Exhibit 10.1 to the Form 8-K/A filed with the Securities and Exchange Commission on November 27, 2021.

Bonus Payments

On March 1, 2022, the Board of Directors (the “Board”) of Minim, Inc. (the “Company”) approved a $12,500 cash bonus payment and a grant of 14,583 restricted stock units to John Lauten for the Company’s annual performance in 2021. The number of Restricted Stock Units granted was determined based upon a closing price of $1.20, which was the closing price of the Company’s common stock on March 1, 2022.

Item 9.01(d) Exhibits.

The following exhibits are filed herewith:

10.1	Employment Agreement, dated as of March 2, 2022 between the Company and John Lauten.

10.2	Amendment to Employment Agreement, dated as of March 2, 2022 between the Company and Graham Chynoweth.

10.3	Form of Severance Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K/A filed by the Company on October 27, 2021).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 4, 2022	MINIM, INC.

		By:	/s/ Graham Chynoweth
		Name:	Graham Chynoweth
		Title:	Chief Executive Officer